Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of August 31, 2016 (the “Effective Date”), by and among Digital Turbine, Inc., a Delaware corporation (the “Company”), and Barrett Garrison (the “Executive”). Executive’s employment shall commence on September 12, 2016 (the “Start Date”). In consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

1.           Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement.

2.            Capacity. The Executive shall serve the Company as its Executive Vice President and Chief Financial Officer, and shall report directly to the Chief Executive Officer and, as requested by the Board of Directors of the Company (“Board of Directors”), to the Board of Directors. As Executive Vice President and Chief Financial Officer, the Executive shall be responsible for those duties normally associated with being the principal financial officer of a public company (it being understood that presently these duties do not include being the principal accounting officer, but at the Board of Director’s discretion, such duties may be added), including with respect to accounting and finance, as well as the general supervision, management and control of such strategic, investor relations and operational aspects and functions of the Company’s and its subsidiaries’ businesses as shall be assigned to him by the Chief Executive Officer and the Board of Directors. At the reasonable request of the Board of Directors, the Executive shall provide services to subsidiaries and affiliates of the Company, without additional compensation becoming payable. Executive represents he is and at all times during the Term and, if applicable, Extended Term (each as defined below) will be legally present and entitled to work in the United States.

3.           Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement shall be two (2) years, i.e., twenty-four (24) calendar months from the Start Date, (the “Term”).

4.           Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)           Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive an annual salary (the “Salary”) at the annual rate of Three Hundred Thousand Dollars ($300,000). The Executive’s Salary shall be payable in periodic installments in accordance with the Company’s usual practice for its employees, but in no event less than monthly over the year in which the Salary is earned.

(b)           Annual Bonus. While he is employed as Executive Vice President and Chief Financial Officer, the Executive shall be entitled to be paid an annual incentive bonus in cash in an amount of up to fifty percent (50%) of the Executive’s Salary subject to satisfaction of performance-related milestones specified on Schedule A hereto. All bonus amounts under this subsection shall (i) be paid within thirty (30) days after the criteria are determined for the applicable yearly period (or if applicable, stub period) in the manner described in Schedule A, (but in no event later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which the yearly period (or if applicable, stub period) ends) and (ii) be conditioned on Executive being employed throughout the entire yearly period (or if applicable, stub period) with respect to which the bonus is determined.

(c)           Regular Benefits. The Executive shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, stock option and incentive plans, stock purchase plans, group and executive medical insurance plans (i.e., coverage for the Executive and family; if such medical insurance plans are not currently available due to the place of Executive’s current residence, the Company shall make available a commercially reasonable alternative medical insurance plan), life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Company may from time to time have in effect for any, all or most of its senior executives (collectively “Company Benefit Plans”). Such participation shall be subject to the terms of applicable plan documents, generally applicable policies of the Company, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plans or to maintain the effectiveness of any such plans which may be in effect from time to time.

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(d)           Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing services during the Term, in accordance with the Company’s policies and procedures for its senior executive officers, as in effect from time to time, including, but not limited to, business class air travel (or, if unavailable, first class), meals and entertainment, fuel costs for transportation, wireless mobile communications, and personal computer equipment. The Company shall also reimburse the Executive for the reasonable and documented expense that the Executive incurs in substantially completing the relocation of his principal personal residence to Austin, Texas not later than December 31, 2016, not to exceed $25,000.

(e)           Stock Option Grant. On the Start Date, the Company shall grant the Executive options to purchase 450,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the Start Date (or if the Start Date is not a trading day, on the next trading day after the Start Date) under a shareholder-approved equity incentive plan, subject to the terms and conditions specified in Company’s standard stock option agreement in substantially the form of Schedule B hereto (“Option Agreement”). The terms of the plan and the Option Agreement are hereby incorporated by reference into this Agreement. These options shall vest over three years (“Option Agreement Term”) as follows: (i) 150,000 options shall vest on the one year anniversary of the Start Date; (ii) the remaining 300,000 options shall vest monthly at a rate of 12,500 per month from months 13 to month 36 of the Option Agreement Term; and (iii) during the Option Agreement Term, any and all unvested options shall vest immediately upon the sale of all or substantially all of the assets of the Company, upon the merger or reorganization of the Company following which the equity holders of the Company immediately prior to the consummation of such merger or reorganization collectively own less than 50% of the voting power of the resulting entity, or upon the sale of equity securities of the Company representing 50% or more of the voting power of the Company or 50% or more of the economic interest in the Company in a single transaction or in a series of related transactions (i.e., a “Change of Control”).

(f)        Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement for services rendered by the Executive to the Company during the Term or any Extended Term.

5.           Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Chief Executive Officer and Board of Directors, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided, however, that nothing in this Agreement shall be construed as preventing the Executive from:

(a)           investing the Executive’s personal assets in any non-competitive business enterprise, company or other entity in such form or manner as shall not require any material personal time commitment on the Executive’s part in connection with the operations or affairs of such other enterprise, company or other entity in which such investments are made; or

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(b)           engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6.           Termination. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6. For purposes of this Agreement, the date of the Executive’s termination (the “Termination Date”) shall mean the date of the Executive’s “separation from service” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(a)           Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated for Cause without liability on the part of the Company (except only to pay those specific amounts set forth in Section 7(c)) effective immediately upon approval of the Board of Directors and written notice to the Executive. The following shall constitute “Cause” for such termination:

(i)       any act committed by the Executive against the Company or any of its affiliates which involves fraud, willful misconduct, gross negligence or refusal to comply with the reasonable, legal and clear written instructions given to him by the Board through Board action that do not violate this Agreement; provided, however, that Executive shall have a period of 15 days to cure such conduct after written reasonably specific notice thereof, unless such conduct is not (as in the case of fraud or willful misconduct) reasonably curable. For purposes of the foregoing sentence, no act, or failure to act, on Executive's part shall be considered “willful” unless the Executive acted, or failed to act, in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Company or any subsidiary; or

(ii)         the conviction of the Executive of, or indictment (or procedural equivalent, or guilty plea or plea of nolo contender) of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude where the circumstances reasonably would have a negative impact on the Company, deceit, dishonesty or fraud; provided, however, that Executive shall have a period of 15 days to cure such conduct after written reasonably specific notice thereof, unless such conduct (as in the case of dishonesty or fraud) is not reasonably curable; or

(iii)       material breach of this Agreement; provided, however, that Executive shall have a period of 15 days to cure such conduct after written reasonably specific notice thereof, unless such conduct is not reasonably curable.

(b)           Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Company, without Cause, upon not less than fifteen (15) days’ prior written notice to the Executive.

(c)           Death. The Executive’s employment with the Company shall terminate automatically upon his death.

(d)           Disability. If the Executive shall become Disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Company for the remainder of the Term (and if applicable, Extended Term) or during the period of such Disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Company’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months payable at the same time as such amounts would otherwise have been paid to the Executive had he continued in his current capacity. If the Executive is unable to perform substantial services of any kind for the Company during this period, such period shall be considered a paid leave of absence and the Executive shall have the contractual right to return to employment at any time during such period. If the Executive’s Disability continues beyond such twelve (12) month period, the Executive’s employment may be terminated by the Company by reason of Disability at any time thereafter. For purposes hereof, the term “Disabled” or “Disability” shall mean a written determination that the Executive, as certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Company and one (1) physician approved by the Executive (the “Examining Physicians”), or, in the event of the Executive’s total physical or mental disability, the Executive’s legal representative, that the Executive suffers from a physical or mental impairment that renders the Executive unable to perform the Executive’s regular personal duties under this Agreement and that such impairment can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred eighty (180) days in any twelve (12) month period; provided, however, that the Executive’s primary care physician may not serve as one of the Examining Physicians without the consent of the Company and the Executive (or the Executive’s legal representation). The Executive shall cooperate with any reasonable request of a physician to submit to a physical examination for purposes of such certification. Nothing in this Section 6(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

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(e)           Termination by the Executive for Good Reason. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall be present where Executive gives notice to the Board of Directors of his voluntary resignation within thirty (30) days after the occurrence of any of the following, without Executive’s written consent: (i) breach by the Company of the insurance or indemnification provisions herein or in the related indemnification agreement in substantially the form of Schedule C, or failure of the Company to pay or cause to be paid or delivered any amounts or options due Executive when due under the terms and conditions hereunder, in each case subject to a fifteen (15) day cure period by the Company following reasonably specific written notice by the Executive; (ii) the Executive’s not reporting directly to the Chief Executive Officer of the Company, subject to a thirty (30) day cure period by the Company following reasonably specific written notice by the Executive, unless the sole reason for such failure to report to the Chief Executive Officer is that a Change of Control occurred and as a result the Executive’s reporting structure in the buyer’s organization puts Executive at effectively the same or higher level of overall responsibility and authority (comparing the positions in each organization) as was the case immediately prior to such Change of Control, as reasonably determined by the Board prior to such Change of Control; or (iii) material diminution in Executive’s position, duties, authority or responsibility, without Cause, subject to a thirty (30) day cure period by the Company following reasonably specific written notice by the Executive. If the Executive fails to resign within sixty (60) days after the expiration of the applicable cure period, then such event will not be a basis to resign for Good Reason.

7.           Compensation Upon Termination.

(a)           Termination Generally. If the Executive’s employment with the Company is terminated for any reason during or upon expiration of the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any earned but unpaid Salary payable on the Termination Date, (ii) accrued bonuses for a previously completed yearly or stub measurement period (for avoidance of doubt, no pro-rata bonus is payable under this clause, but only a bonus for a previously completed yearly or stub measurement period) earned but not yet paid, payable at the same time such amounts would otherwise have been paid to the Executive, (iii) any unpaid expense reimbursements, payable in accordance with the Company’s reimbursement policies, (iv) any accrued but unused vacation, payable on the Termination Date, and (v) any vested benefits the Executive may have under any of the Company Benefit Plans, payable as specified in the applicable plan documents (collectively, the “Accrued Compensation”).

(b)           Termination by the Company Without Cause or by the Executive for Good Reason. In the event of termination of the Executive’s employment with the Company pursuant to Section 6(b) or 6(e) above prior to the expiration of the Term, and subject to the Executive’s execution and delivery of a release of any and all legal claims in a form satisfactory to the Company within forty-five (45) days of the Termination Date (the “Release Period”), the Company shall provide to the Executive, in addition to the Accrued Compensation, the following termination benefits (“Termination Benefits”) effective as of the final day of the Release Period:

(i)           continuation of the Executive’s Salary at the rate and in accordance with the Company’s payroll practices then in effect pursuant to Section 4(a); and

(ii)          continuation of any executive health and group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by the Company to the extent that the Company was covering such premiums as of the Termination Date (if permitted by law without violation of applicable discrimination rules, or, if not, the equivalent after-tax value payable as additional severance at the same time such premiums are otherwise payable);

(iii)         a pro-rata annual bonus through the Termination Date, as reasonably determined by the Compensation Committee applying the applicable standards in Schedule A and paid at the same time as the bonus would otherwise be payable under Section 4(b); and

(iv)         acceleration of vesting of the options granted under this Agreement on a pro-rata basis as if the vesting schedule had been monthly rather than annual, advanced to the next month.

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The Termination Benefits set forth in subsections 7(b)(i) and (ii) and above shall continue effective for the remainder of the original Term as in effect prior to the termination (the “Termination Benefits Period”); provided, however, that in the event that the Executive commences any employment during the Termination Benefits Period, the benefits provided under Section 7(b)(ii) shall cease effective as of the date Executive qualifies for group health plan benefits in his new employment. The Company’s liability for Salary continuation pursuant to Section 7(b)(i) shall not be reduced by the amount of any severance pay paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Company. Notwithstanding the foregoing, nothing in this Section 7(b) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after Company-paid premiums cease. The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the Termination Benefits Period.

The Company acknowledges and agrees that under certain circumstances involving the termination of the Executive’s employment and/or a Change of Control transaction involving the Company, the Executive shall be entitled to accelerated vesting on his options to purchase shares of capital stock of the Company, all to the extent provided in that certain Stock Option Agreement referred to in Section 4(e) hereof.

Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the Release Period ends as necessary to comply with Section 409A.

The Company shall provide the release required by this Section prior to or upon the Executive’s termination of employment.

(c)           Termination by Reason of Cause, Death, Disability, Voluntary Termination by the Executive, Failure to Relocate or Expiration of Term. If the Executive’s employment is terminated for any reason other than (i) by the Company without Cause under Section 6(b) or (ii) by the Executive for Good Reason under Section 6(e), the Company shall have no further obligation to the Executive other than payment of his Accrued Compensation.

8.           Confidential Information, Nonsolicitation and Cooperation.

(a)           Confidential Information. As used in this Agreement, “Confidential Information” means proprietary information of the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Executive’s duties under Section 8(b), or (ii) information obtained in good faith by the Executive from a third party who was lawfully in possession of such information and not subject to an obligation of confidentiality owed to the Company.

(b)           Duty of Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after termination, the Executive will keep in strict confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Executive’s duties to the Company or (ii) as may be required in response to a valid order by a court or other governmental body or as otherwise required by law (provided that if the Executive is so required to disclose the Confidential Information, the Executive shall (i) immediately notify the Company of such required disclosure sufficiently in advance of the intended disclosure to permit the Company to seek a protective order or take other appropriate action, and (ii) cooperate in any effort by the Company to obtain a protective order or other reasonable assurance that confidential treatment will be afforded the Confidential Information).

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(c)           Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company (except for documents provided to the Executive (i) concerning his compensation or his participation in Company Benefit Plans or (ii) in connection with his ownership of Company stock), or are produced by the Executive in connection with the Executive’s employment, will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)           Nonsolicitation. During the Term and for one (1) year thereafter, the Executive (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than subordinate employees whose employment was terminated in the course of the Executive’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)           Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party, including under any non-competition agreement, invention or confidentiality agreement, with a former employer, client or any other person or entity. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. Further, the Executive agrees to indemnify the Company for any loss, including, but not limited to, reasonable attorneys’ fees and expenses, that the Company may incur based upon or arising out of the Executive’s breach of this subsection.

(f)            Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate reasonably with requests from the Company, or the Company’s legal counsel, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, provided, however, this obligation does not apply after the Executive ceases employment with the Company to any claim or action by the Company against the Executive, or any claim or action by the Executive against the Company. Such cooperation shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f), and if the Executive spends more than four (4) hours in any calendar month in performance of these obligations, the Company shall pay the Executive $500 per hour for each part of an hour over four (4) hours in such calendar month.

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(g)       Intellectual Property. Except as provided under Section 2870 of the California Labor Code (a copy of which is attached as Schedule D), the Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder, including, without limitation, all materials, ideas, concepts, formats, suggestions, developments, and other intellectual properties that Executive may acquire, obtain, develop or create in connection with his services hereunder and during the Term (and if applicable, Extended Term), free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s rights and benefits hereunder). Executive shall, at the request of the Company, execute as of the Start Date, an Employee Confidential Information, Non-Solicitation and Invention Assignment Agreement and any other such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in and to any such products and proceeds of Executive’s services hereunder.

(h)           Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, as further set forth in Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the need to post a bond or other security.

9.           Arbitration of Disputes. Executive (hereinafter in this Section 9 “you”) agrees that to the fullest extent permitted by law, any and all controversies, claims, or disputes between you and the Company (or between you and any present or former employee, officer, director, agent, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your employment with the Company or the termination of your employment with the Company will be resolved by final and binding arbitration. Claims subject to arbitration include, without limitation, any claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Health Insurance Portability and Accountability Act of 1996, the Federal Occupational Safety and Health Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, and any other statutory or common-law claims. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act will not be subject to arbitration. In addition, either party may seek provisional remedies pursuant to California Code of Civil Procedure § 1281.8(b). There will be no right or authority for any claim subject to arbitration to be heard or arbitrated on a class or collective basis, as a private attorney general, or in a representative capacity on behalf of any other person or entity.

You agree that any arbitration will be administered by JAMS (or other mutually agreeable alternative dispute resolution service) in accordance with its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (the “JAMS Rules”), a copy of which Rules can be found at www.jamsadr.com or obtained from Human Resources. A neutral arbitrator with experience in arbitrating employment disputes will be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral arbitrator will be appointed in accordance with the arbitrator nomination and selection procedure set forth in the JAMS Rules. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate. The arbitrator may not consolidate more than one person’s claim, and may not otherwise preside over any form of a representative, collective or class proceeding. The parties will be permitted to conduct discovery as provided by California Code of Civil Procedure § 1283.05. The arbitrator will prepare a written decision containing the essential findings and conclusions on which the award is based, and will apply the same substantive law with the same statutes of limitation that would apply if the claims were brought in a court of law. The arbitrator’s decision must be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has been completed. The arbitrator’s decision will be final and binding upon the parties and will be enforceable in any court having jurisdiction thereof. The arbitrator will have the authority to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator will have the authority to award any remedies, including attorneys’ fees and costs, available under applicable law.

All arbitration hearings under this arbitration agreement will be conducted in Los Angeles, California, unless otherwise agreed by the parties. The arbitration provisions of this agreement will be governed by the Federal Arbitration Act. In all other respects, this arbitration agreement will be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

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You will be required to pay an arbitration fee to initiate any arbitration equal to what you would be charged as a court filing fee for a first appearance. Where you are asserting a claim under a state or federal statute prohibiting discrimination in employment, a public policy claim arising under a statute, or where as otherwise required by applicable law to achieve the enforceability of this Agreement, the Company will pay the costs and fees charged by the arbitrator and JAMS (or other mutually selected alternative dispute resolution service) to the extent such costs would not otherwise be incurred in a court proceeding. In all other circumstances, you and the Company agree to split equally the fees and administrative costs charged by the arbitrator and the alternative dispute resolution service being utilized. Each party will bear its own costs and attorneys’ fees, unless a party prevails on a statutory claim and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.

Either you or the Company may bring an action in court to compel arbitration under this arbitration agreement and to enforce an arbitration award or for a provisional remedy pursuant to California Code of Civil Procedure §1281.8(b). Nothing in this agreement should be construed to prevent either party's ability to seek a provisional remedy, including a preliminary injunction, as permitted by JAMS Employment Arbitration Rules (including but not limited to Rule 34) or California Code of Civil Procedure Section 1281.8. Otherwise, neither party will initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim including, without limitation, any claim as to the making, existence, validity, or enforceability of this arbitration agreement.

If one or more of the provisions in this arbitration agreement are deemed unenforceable, such provision, or provisions, will be enforced to the greatest extent permitted by law and the remaining provisions will continue in full force and effect. The parties’ obligations under this arbitration agreement will survive the termination of your employment relationship with the Company.

YOU UNDERSTAND AND AGREE THAT THIS ARBITRATION AGREEMENT CONSTITUTES A WAIVER OF THE RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS ARBITRATION AGREEMENT. YOU AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES WILL BE RESOLVED BY A JURY TRIAL. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS ARBITRATION AGREEMENT WITH YOUR LEGAL COUNSEL AND HAVE AVAILED YOURSELF OF THAT OPPORTUNITY TO THE EXTENT YOU WISH TO DO SO.

10.          Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and discussions between the parties with respect to any related subject matter.

11.          Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; but the Company may assign its rights under this Agreement without the consent of the Executive, in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity, in which event the Company will obtain a written confirmation of the assumption of the Company’s obligation hereunder for the benefit of the Executive. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12.          Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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13.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.          Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the Executive’s last residential address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chairman of the Board, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15.          Third Party Beneficiary; Amendment. The Executive and the Company acknowledge and agree that no third party shall have any rights or benefits under this Agreement. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.

16.          Governing Law. This contract has been entered into in the State of California and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state; provided, however, that the indemnification agreement referred to in Section 18 shall be governed by the laws of the State of Delaware.

17.          Counterparts. This Agreement may be executed in any number of original, facsimile or other electronic counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18.          Indemnification. Company and Executive shall enter that Indemnification Agreement in substantially the form of Schedule C on the date hereof.

19.          Directors’ and Officers’ Insurance. As soon as reasonably practicable following the Effective Date, the Company shall obtain (if it does not already have) and continually maintain (including by obtaining renewals or replacement policies from the same or other insurers) during the Term directors’ and officers’ insurance from a reputable insurance company with such coverage amounts and policy terms as is customary for public companies with market valuations similar to the Company, as determined by the Company’s Board of Directors.

20.          Withholding Obligations. The Company, or any other entity making a payment, may withhold and make such deductions from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld or deducted from time to time pursuant to any applicable law, governmental regulation and/or order.

21.          Section 954 of the Dodd Frank Act. This Agreement and all other compensation of Executive are intended to comply with the “clawback obligations” of Section 954 of the Dodd Frank Act (including the related regulations, “Section 954”). If the Company’s financial statements must be restated, to the extent and only to the extent required by Section 954 (if applicable), the Company shall be entitled to recover from Executive, and Executive agrees to promptly repay, any incentive-based compensation which would not have been earned under the restated financial statements.

22.          Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by the Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A). Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and the Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. In the event that the Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (a) the first (1st) day of the seventh (7th) complete calendar month following such termination of employment, or (b) the Executive’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iv) the expenses must be incurred, or in-kind benefits provided, during the lifetime of the Executive, unless this Agreement or a Company program or policy provides a shorter period. The Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A; provided, however, the Company shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company and by the Executive as of the Effective Date.

EMPLOYER

Digital Turbine, Inc., a Delaware corp.

By:/s/ Bill Stone
Its: CEO

EXECUTIVE

/s/ Barrett Garrison
Name: Barrett Garrison

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SCHEDULE A

While he is employed as Executive Vice President and Chief Financial Officer, or in any other officer position for the Company, the Executive shall be entitled to be paid an annual incentive bonus in cash in an amount of up to fifty percent (50%) of the Executive’s Salary for the applicable measurement period (the “Bonus Opportunity”), subject to satisfaction of corporate performance-related milestones and Executive’s achievements on an individual level as set forth below:

a.	Definitions:

i.	Stub Period: The period from the Start Date through March 31, 2017 (for the avoidance of doubt, any bonus shall be paid on a pro rata basis)

ii.	Year 1 Period: April 1, 2017 through March 31, 2018

iii.	Year 2 Period: April 1, 2018 through remainder of the Term, including any extensions thereof

iv.	Adjusted EBITDA: Adjusted EBITDA is as defined in the Company’s 2015 “guidance EBITDA” as presented by management and approved by the Audit Committee on May 1, 2014.

v.	Stub-Year Revenue and Adjusted EBITDA: Means the Company’s existing internal revenue and Adjusted EBITDA targets for the Stub Year, as most recently approved by the Board prior to the date hereof, each multiplied by a fraction, the numerator of which is the number of days from the Start Date through March 31, 2017 and the denominator of which is 365. If the Company completes an acquisition or disposition during the Stub Year, then the Stub-Year Revenue and Adjusted EBITDA targets shall be adjusted by the Compensation Committee, only after good faith discussion and consultation with the Executive, to take into account the expected effects of such transaction on the Company’s revenue and Adjusted EBITDA.

vi.	Year 1/Year 2 Targets: Means such annual revenue and Publicly Earnings Measure (as defined below) targets for Year 1 and Year 2, as applicable, established by the Compensation Committee only after good faith discussion and consultation with the Executive; provided, if at the time of determination of the targets for Year 2 the remaining term is less than 12 months, then the Year 2 target shall be appropriately pro-rated. The applicable targets for Year 1 and Year 2 shall be determined not later than 30 days before the start of each such year. If the Company completes an acquisition or disposition during Year 1 or Year 2, then the Year 1/Year 2 Targets shall be adjusted by the Compensation Committee, only after good faith discussion and consultation with the Executive, to take into account the expected effects of such transaction on the Company’s revenue and Publicly Earnings Measure. “Publicly Earnings Measure” means the non-GAAP measure of consolidated Company earnings, such as EBITDA or an adjusted EBITDA measure, that the Compensation Committee determines (after good faith discussion, consultation with, and notification to, the Executive) to be the most important earnings measure used by the Company in its public earnings release issued most recently prior to the date by which the Year 1/Year 2 Targets are to be determined, as applicable.

b.	Bonus Criteria: For the Stub-Period, Executive shall receive 25% of Salary earned with respect to the Stub Period as a bonus if the Stub Year Revenue and Adjusted EBITDA Targets have been achieved plus an additional 25% of Salary earned with respect to the Stub Period as a bonus if merited by Executive’s individual overall performance of his duties, as determined in the discretion of the Compensation Committee after receiving input from the Chief Executive Officer and the Executive.

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For the Year 1 and Year 2 Periods, Executive shall receive 25% of Salary earned with respect to Year 1 and/or Year 2, as applicable, as a bonus if the Year 1/Year 2 Targets have been achieved plus an additional 25% of Salary earned with respect to Year 1 and/or Year 2, as applicable, as a bonus if merited by Executive’s individual overall performance of his duties, as determined in the discretion of the Compensation Committee after receiving input from the Chief Executive Officer and the Executive.

Achievement of financial targets shall be determined promptly after the Employer’s annual financial statements for the fiscal year for the applicable period have been publicly issued and certified by the Employer’s auditors. Any interpretative issues in reconciling Adjusted EBITDA or a Public Earnings Measure to audited numbers shall (a) be resolved as much as possible based on the Employer’s publicly filed reconciliations of the same and (b) as to any other questions shall be determined in the reasonable discretion of the Compensation Committee after good faith discussion with Executive.

Bonus targets that have not been achieved to the level required by this Schedule A shall not entitle Executive to a pro-rated bonus unless the Compensation Committee in its sole discretion determines that a pro-rated bonus is appropriate.

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SCHEDULE B

DIGITAL TURBINE, INC.

AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN

NOTICE OF GRANT AND STOCK OPTION AGREEMENT

Name:	Barrett Garrisson	Plan Name:	Amended and Restated 2011 Equity Incentive Plan

Effective September 12, 2016, (“Grant Date”), you have been granted a non-qualified stock option (the “Option”) to purchase four hundred fifty thousand (450,000) shares of Digital Turbine, Inc. (the “Company”) common stock at an Exercise Price of _______ per share pursuant to the Mandalay Digital Group, Inc. Amended and Restated 2011 Equity Incentive Plan (the “Plan”). Except as otherwise defined herein, terms with initial capital letters shall have the same meanings set forth in the Plan. A copy of the Plan is attached to this Notice and Agreement. The terms and conditions of the Plan are incorporated herein by this reference. For purposes of Section 2.23, the definition of Misconduct shall be the same as the definition of “Cause” set forth in your Employment Agreement with the Company dated August 31, 2016 (“Employment Agreement”).

This Option shall become vested and exercisable as follows: (i) 150,000 options shall vest on the one year anniversary of the Start Date; and (ii) the remaining 300,000 options shall vest monthly at a rate of 12,500 per month from month 13 to month 36. If your employment is terminated prior to the end of the three (3) year period, this Option is exercisable only with respect to the “cumulative shares vested” as of the date of your termination. Per the Plan, there shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date. In addition, accelerated vesting applies to the extent provided for in your Employment Agreement in connection with a Change of Control (as defined therein) and certain termination events.

Annex A hereto (Vesting Schedule) indicates each date upon which the Participant shall be vested and entitled to exercise the Option with respect to the number indicated beside that date, provided that the Participant has not suffered a Termination of Employment prior to the applicable vesting date.

By accepting this grant and exercising any portion of the Option, you represent that you: (i) agree to the terms and conditions of this Notice and Agreement and the Plan; (ii) have reviewed the Plan and the Notice and Agreement in their entirety, and have had an opportunity to obtain the advice of legal counsel and/or your tax advisor with respect thereto; (iii) fully understand and accept all provisions hereof; (iv) agree to accept as binding, conclusive, and final all of the Administrator’s decisions regarding, and all interpretations of, the Plan and the Notice and Agreement; and (v) agree to notify the Company upon any change in your home address indicated above.

Please return a signed copy of this Notice of Grant and Stock Option Agreement to Digital Turbine, Inc., and retain a copy for your records.

PARTICIPANT Barrett Garrison	DIGITAL TURBINE, INC.
_________________________________________	____________________________________________

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ANNEX A

VESTING SCHEDULE

[TO BE GENERATED]

Vesting Date	Shares Vested	Cumulative Shares Vested

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SCHEDULE C

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer's business, or actually or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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SCHEDULE D

[Indemnity Agreement]

DIGITAL TURBINE, INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the "Agreement") is made as of the date indicated below between Digital Turbine, Inc., a Delaware corporation (the "Company"), and the undersigned individual ("You"). In consideration of Your service to the Company or one of its subsidiaries, the Company hereby binds itself as follows (capitalized terms are generally defined in Exhibit A to this Agreement):

1.           Grant of Indemnification.

1.1.           Indemnification. If You become Involved in a Claim, the Company will indemnify You, to the fullest extent permitted by law and as soon as practicable, against any and all Losses actually and reasonably incurred by You as a result of the Claim. The parties hereto intend that, to the extent the indemnification expressly permitted by statute is non-exclusive, this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of such indemnification , including, without limitation, any indemnification provided by the Company’s articles of incorporation, bylaws, vote of its shareholders or disinterested directors, this Agreement or applicable law.

1.2.           Advancement . Until the Claim is resolved, the Company will advance to You any and all Expenses within thirty (30) days upon receipt by the Company of a written undertaking by You to repay all amounts so advanced if it is ultimately determined that You were not entitled to be indemnified for such Claim under this Agreement. Advances of Expenses shall be made without regard to Your ability to repay such amounts and without regard to You ultimate entitlement to indemnification under this Agreement or otherwise.

1.3.           Enforcement . If a written demand by You for indemnity under this Agreement is not paid in full by the Company within sixty (60) days, You may immediately commence arbitration against the Company to recover the unpaid amount of Your claim, together with interest thereon. If You are successful in whole or in part, the Company will also pay all of Your Expenses in prosecuting that arbitration.

1.4.           Action by Company . Except following a Change of Control, the requirements for advancement of Expenses will not apply to a Claim against You brought by the Company and approved by a majority of its Board of Directors.

2.           Change in Control . Following a Change of Control, the Company will advance all Expenses and indemnify You unless it receives a final court determination or a written opinion from Independent Legal Counsel that indemnification of the Claim is not permissible. The Company agrees to pay the reasonable fees of Independent Legal Counsel and to fully indemnify such counsel against any and all expenses (including attorneys' fees), claims, liabilities and damages arising out of or relating to this Agreement or such counsel's engagement pursuant hereto.

3.           Presumptions. In any proceeding to enforce this Agreement, the burden of proof will be on the Company to prove that You may not be indemnified for any Claim under Delaware law. The termination of any claim, whether by judgment, order, settlement (with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that You did not meet any particular standard of conduct or did have any particular belief or that a court determined that indemnification is not permitted by applicable law. . If making a determination with respect to entitlement to indemnification hereunder which under this Agreement, the articles, bylaws or applicable law requires a determination of Yours good faith and/or whether You acted in a manner which You reasonably believed to be in or not opposed to the best interests of the Company, the person, persons or persons making such determination will presume that You have at all times acted in good faith and in a manner You reasonably believed to be in or not opposed to the best interests of the Company. Unless prohibited by law, anyone seeking to overcome this presumption will have the burden of proof and of persuasion .Furthermore, neither an unfavorable decision, nor the lack of any decision, by the Company's Board of Directors, any Committee of that Board, or any counsel to the Company regarding whether You met any particular standard of conduct or had any particular belief shall be a defense to Your Claim or create a presumption that You have not met any particular standard of conduct or did not have any particular belief.

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4.           Nonexclusivity . Your rights under this Agreement are in addition to any other rights You may have under the Company's Certificate of Incorporation, Bylaws or Delaware law or otherwise. To the extent that a change in the Delaware law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company's Certificate of Incorporation and Bylaws and this Agreement, this Agreement will be deemed to provide You with those greater benefits. To the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, You will be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

5.           No Duplication of Payments; Subrogation . The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against You to the extent You have otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder. The Company shall be subrogated to all of Your rights of recovery to the extent of any payment made to You. You agree to execute all papers required and do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company to effectively bring suit to enforce such rights.

6.           Selection of Counsel . In the event the Company shall be obligated under Section 1 hereof to advance any Expenses to You, the Company shall be entitled to assume the defense of such proceeding, with counsel approved by You (which consent shall not unreasonably be withheld), upon the delivery to You of written notice of its election so to do. After delivery of such notice, approval of such counsel by You and the retention of such counsel by the Company, the Company shall not be liable to You under this Agreement for any fees of counsel subsequently incurred by You with respect to the same proceeding, provided that, (i) You shall have the right to employ Your counsel in any such proceeding at Your expense, and (ii) the reasonable fees and expenses of Your counsel shall be at the expense of the Company if (A) the employment of Your counsel has been previously authorized in writing by the Company, or (B) You shall have reasonably concluded and notified the Company in writing that there may be a conflict of interest between either the Company and You in the conduct of any such defense or between You and other indemnitees of the Company being represented by counsel retained by the Company in the same proceeding.

7.           General .

7.1.           Binding Effect, Etc . This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether You continue to serve as an officer or director of the Company or of any other enterprise at the Company's request. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.2.           Complete Agreement; Modifications . This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all prior indemnification agreements between the Company and You, and all other written and oral agreements, representations, warranties, statements, promises and understanding, and all contemporaneous oral agreements, representations, warranties, statements, promises and understandings, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by both parties.

7.3.           Disputes .

7.3.1.           Governing Law; Jurisdiction . The rights and liabilities of the parties will be governed by the laws of Delaware, regardless of the choice of law provisions of that state or any other jurisdiction.

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7.3.2.           Arbitration as Exclusive Remedy . Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to this Agreement, including its validity, interpretation, enforceability or breach, whether based on breach of covenant, breach of an implied covenant or intentional infliction of emotional distress or other tort or contract theories, which are not settled by agreement between the parties, shall be settled by arbitration in Los Angeles County, California before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (" AAA ") then in effect. The parties hereby agree to use their best efforts to keep all matters relating to any arbitration hereunder confidential. Each party agrees that the arbitration provisions of this Agreement are its exclusive remedy and expressly waives any right to seek redress in another forum. Any arbitration shall be commenced within forty-five (45) days, and completed within ninety (90) days, of the appointment of the arbitrators. The parties hereby consent to the in personam jurisdiction of the Superior Court of the State of California for purposes of confirming any arbitration award and entering judgment thereon.

7.4.           Waivers Strictly Construed . With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or by another indulgence.

7.5.           Severability . The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

7.6.           Contribution . To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to You for any reason whatsoever, the Company, in lieu of indemnifying You, shall contribute to the amount incurred by You or Your behalf, whether for Losses and/or Expenses in connection with a Claim, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Claim in order to reflect the relative benefits received by the Company and You as a result of the event(s) and/or transaction(s) giving rise to such Claim; and/or the relative fault of the Company (and its directors, officers, employees and agents other than You) and You in connection with such event(s) and/or transaction(s). To the fullest extent permitted by law, the Company will fully indemnify and hold You harmless from any claims of contribution which may be brought by other officers, directors or employees of the Company (other than You) who may be jointly liable with You for any Loss or Expense arising from a Claim.

7.7.           Specific Performance; Remedies . Each party acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any state or federal court siting in Los Angeles, California having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

7.8.           Other Agreements . This Agreement is not intended to supersede or modify any existing indemnification or similar agreement between the parties (“Other Agreements”). In the event of any conflict between this Agreement and any Other Agreements, You shall be entitled to, to the maximum extent permitted by law, to elect which provision to apply without it being deemed a breach of this Agreement or such Other Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

DATED: _______

INDEMNITEE (“You”)	DIGITAL TURBINE, INC.
_________________________________________	____________________________________________

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EXHIBIT A to indemnity agreement

CERTAIN DEFINITIONS

" Change in Control " is an event which shall be deemed to have occurred if any one or more of the following events occur: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty-five percent or more of Voting Securities, excluding, however, a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company or any person meeting such standard as of the date hereof; or (ii) the individuals who on the date hereof constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office, cease for any reason to constitute a majority of the Board of Directors; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least eighty percent of the total voting power of the surviving entity outstanding immediately after such merger or consolidation or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all the Company's assets.

" Claim " means (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative which is related to the fact that You are or were a director, officer, employee, agent, trustee or fiduciary of the Company, or are or were serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by You in any such capacity, or (ii) any inquiry or investigation, whether instituted by the Company or any other party, that You in good faith believe might lead to the institution of any such action, suit or proceeding.

" Expenses " means, without limitation, attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with (i) investigating, defending, being a witness in or participating in (including on appeal), any Claim or (ii) preparing to defend, be a witness in or participate in any Claim.

" Independent Legal Counsel " means an attorney or firm of attorneys selected by You and approved by the Company (which approval shall not be unreasonably withheld) who shall not have otherwise performed services within the last three (3) years for the Company or for You (other than services as provided under Section 2 of this Agreement). If You fail to select an Independent Legal Counsel within 30 days of request by the Company, the Company may select such counsel subject to Your reasonable approval.

" Involved " means involuntarily (or at the request of the Company) being or becoming, or being threatened with becoming, a party or witness or other participant.

" Losses " means expenses, judgments, fines, penalties, ERISA excise taxes and any amounts paid in settlement (including all related interest).

" Voting Securities " means any securities of the Company which entitle the holders thereof to vote generally in the election of directors.

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